EXHIBIT (a)(26)



FOR IMMEDIATE RELEASE
March 19, 2007


          SUNTERRA TO HOLD INVESTOR CONFERENCE CALL WEDNESDAY, MARCH 21

LAS VEGAS, MARCH 19, 2007 - SUNTERRA CORPORATION (PINK SHEETS: SNRR) today announced it will host an investor call at 8:30 a.m. Eastern time on Wednesday, March 21, 2007, to discuss its proposed acquisition by Diamond Resorts, LLC. Participants are invited to access the event at www.sunterra.com, visiting the Investor Relations section of the "Sunterra Corp" tab at least 15 minutes before the scheduled start time to register and to download and install any necessary audio software.

Those unable to participate via the Internet or planning to ask questions may dial the following number five to 10 minutes prior to the scheduled conference call time: (800) 591-6945. International callers please call (617) 614-4911. The passcode required for this call is 65203129.

A replay of the conference call will be available for a limited time on Sunterra's website in the Calendar section, or by dialing (888) 286-8010 or, for international callers, (617) 801-6888. The code to access the replay is 75315008.


ABOUT SUNTERRA CORPORATION
Sunterra is one of the world's largest vacation ownership companies with more than 326,000 owner families and 96 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

                                      # # #

Contacts:
--------

Investors:        Marilyn Windsor, Vice President of Investor Relations
                  (702) 304-7005
Media:            Pamela Johnston, PJ Inc.
                  (212) 629-8445

FORWARD-LOOKING STATEMENTS; RISK FACTORS

Statements contained in this document that disclose intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Sunterra cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. For example, such statements include the expected benefits and costs of the acquisition; management plans relating to the acquisition; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the acquisition; the ability to complete the acquisition considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and other factors include, among others, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Sunterra stockholders will tender their shares, the risk that



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competing offers will be made, the possibility that various closing conditions for the acquisition may not be met, and the possibility that expected benefits may not materialize as expected. If the acquisition does not close, Sunterra's stock price may significantly decrease, and Sunterra's business may be materially impacted. Among other things, Sunterra could lose sales, Sunterra's management could be distracted, Sunterra could suffer increased employee attrition, and Sunterra could suffer further delays in complying with its periodic reporting requirements. Other risks and uncertainties are described from time to time in Sunterra's filings with the U.S. Securities and Exchange Commission. Sunterra undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.